Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, November 5, 2015		(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS THIRD QUARTER 2015 RESULTS

MILL VALLEY, CA – Thursday, November 5, 2015 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the third quarter of 2015 of $19 million, or $0.22 per fully diluted share. This compares to net income of $27 million, or $0.31 per fully diluted share, for the second quarter of 2015 and net income of $45 million, or $0.50 per fully diluted share, for the third quarter of 2014.
Redwood also reported estimated REIT taxable income of $24 million, or $0.29 per share, for the third quarter of 2015. This compares to estimated REIT taxable income of $18 million, or $0.21 per share, for the second quarter of 2015 and estimated REIT taxable income of $18 million, or $0.21 per share, for the third quarter of 2014.
At September 30, 2015, Redwood reported a book value per share of $14.69, as compared to $14.96 at June 30, 2015, and $15.21 at September 30, 2014.
Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Friday, November 6, 2015, and make it available on Redwood’s website.
Redwood will host an earnings call today, November 5, 2015, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its third quarter 2015 financial results. The number to dial in order to listen to the conference call is 1-888-500-6948 in the U.S. and Canada. International callers must dial 1-719-785-9446. Callers should reference call ID #911519. A replay of the call will be available through midnight on November 19, 2015, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #911519. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.

Cautionary Statement: This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Third	Second	First	Fourth	Third
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2015	2014	2014

Interest income	$63	$63	$64	$65	$63
Interest expense	(24)	(23)	(24)	(24)	(23)
Net interest income	40	40	40	41	40
(Provision for) reversal of provision for loan losses	—	—	—	(2)	2
Net interest income after provision	40	40	40	40	42
Non-interest income (loss)
Mortgage banking and investment activities, net	(13)	6	1	15	14
MSR income (loss), net	4	1	(11)	(9)	6
Other income	—	1	1	—	2
Realized gains, net	6	6	4	5	9
Total non-interest income (loss)	(3)	14	(5)	11	30
Operating expenses	(24)	(25)	(25)	(26)	(21)
Benefit from (provision for) income taxes	7	(2)	5	3	(5)
Net income	$19	$27	$15	$27	$45

Weighted average diluted shares (thousands)	85,075	94,950	85,622	85,384	96,956
Diluted earnings per share	$0.22	$0.31	$0.16	$0.31	$0.50
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Nine Months Ended September 30,
($ in millions, except share and per share data)	2015	2014

Interest income	$191	$177
Interest expense	(71)	(64)
Net interest income	120	113
Reversal of provision for loan losses	—	1
Net interest income after provision	120	114
Non-interest income
Mortgage banking and investment activities, net	(6)	10
MSR income (loss), net	(7)	5
Other income	2	2
Realized gains, net	16	11
Total non-interest income	6	27
Operating expenses	(75)	(64)
Benefit from (provision for) income taxes	10	(4)
Net income	$61	$73

Weighted average diluted shares (thousands)	85,339	85,031
Diluted earnings per share	$0.69	$0.84
Regular dividends declared per common share	$0.84	$0.84

(1) Certain totals may not foot due to rounding

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
($ in millions, except share and per share data)	2015	2015	2015	2014	2014

Residential loans	$4,037	$3,286	$3,400	$3,399	$3,288
Commercial loans	468	551	460	567	498
Real estate securities	1,085	1,158	1,285	1,379	1,395
Mortgage servicing rights	163	168	120	139	135
Cash and cash equivalents	235	226	304	270	150
Other assets	281	206	247	165	146
Total assets	$6,269	$5,596	$5,816	$5,919	$5,612

Short-term debt	$1,873	$1,367	$1,502	$1,794	$1,888
Other liabilities	189	123	153	129	104
Asset-backed securities issued	1,179	1,262	1,353	1,545	1,656
Long-term debt	1,822	1,579	1,551	1,195	697
Total liabilities	5,062	4,331	4,559	4,663	4,345

Stockholders' equity	1,207	1,265	1,257	1,256	1,267

Total liabilities and equity	$6,269	$5,596	$5,816	$5,919	$5,612

Shares outstanding at period end (thousands)	82,125	84,552	83,749	83,443	83,284
GAAP book value per share	$14.69	$14.96	$15.01	$15.05	$15.21

(1) Certain totals may not foot due to rounding

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